Exhibit 23.2

To the Board of Directors and Shareholders of Lifeloc Technologies, Inc.

We consent to the inclusion in the Form S-4 Registration Statement of Lifeloc Technologies, Inc. of our report dated April 1, 2024, relating to our audit of the balance sheet of Lifeloc Technologies, Inc. as of December 31, 2023, and the related statements of income, stockholders' equity, and cash flows for the year then ended, and the related notes.

April 18, 2025.

We served as the Company's auditor in 2023.

Los Angeles, California

PCAOB ID Number 6580